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                                                                    EXHIBIT 11.1

                   COMPUTATION OF EARNINGS (LOSSES) PER SHARE

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
                                                                     PRO FORMA
                                                        PRO FORMA   FOR THE SIX
                                                       FOR THE YEAR   MONTHS
                                                          ENDED        ENDED
                                                       DECEMBER 31,  JUNE 30,
                                                           1996        1997
                                                       ------------ -----------
Weighted average common shares outstanding............  1,285,263    1,219,477
Common stock equivalents:
  Conversion of Series A preferred stock..............  3,266,422    3,266,422
  Cheap stock options.................................    298,443      298,443
  Stock options and warrants..........................        --     1,324,226
  Assumed common stock issuance for repayment of long-
   term debt and seller notes payable.................    868,729      868,729
                                                        ---------    ---------
Weighted average common and common equivalent shares
 outstanding..........................................  5,718,857    6,977,297
                                                        =========    =========
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